Exhibit 99.1

Halyard Health Announces Agreement to Acquire CORPAK MedSystems

Acquisition Enhances Halyard’s Growing Medical Devices Segment by Expanding the Company’s Digestive Health Product Portfolio

ALPHARETTA, Ga., April 11, 2016 /PRNewswire/ — Halyard Health, Inc. (NYSE: HYH) announced today its agreement to acquire privately held CORPAK MedSystems (Corpak), headquartered in Buffalo Grove, Illinois. The acquisition is an all-cash transaction for a total consideration of $174 million, funded with a combination of current cash and Halyard’s revolving credit facility and is expected to close in the second quarter. Corpak, a portfolio company of Linden Capital Partners, develops, manufactures and markets a broad portfolio of high-quality, branded enteral access devices.

Corpak has a long history of innovating enteral access solutions to improve patient outcomes, safety and comfort. The company’s leading portfolio of nasogastric tubes complements Halyard’s existing enteral feeding products and creates a complete offering of enteral feeding solutions for patients and caregivers. Corpak’s sales for fiscal year 2015 totaled approximately $54 million.

“We are excited to integrate Corpak’s innovative products into our market-leading enteral feeding portfolio enabling us to serve our doctors and their patients more broadly,” stated Robert Abernathy, Halyard Chairman and Chief Executive Officer. “Corpak’s business aligns well with our existing Medical Devices segment with slightly higher sales growth and similar gross margins. This first acquisition is an important step in achieving our strategic vision of transforming Halyard into a leading medical devices company, and positioning our business for future growth.”

The transaction is expected to be $0.05 accretive to Halyard’s fiscal year 2016 adjusted dilutive net earnings per share excluding acquisition, integration-related and intangible amortization charges. As such, the company is updating its previously announced full year 2016 adjusted diluted EPS guidance to $1.50 to $1.70. In 2017 the transaction is expected to be approximately $0.15 accretive.

“Corpak achieved above-market growth through our focus on innovation, team and culture, and strategic realignment to become the ‘Preferred Enteral Partner,’” said Frank McCaney, Chief Executive Officer of Corpak. “We believe that Corpak is well positioned for continued achievement and long-term success with Halyard, a company that understands our business, supports our goals and embraces our values.”

“Linden is proud to see Corpak find a great home with Halyard,” said Brian Miller, a Linden Managing Partner. “During our seven-year ownership, Linden pursued its value creation plan that included an expanded strategy, an enhanced leadership team, a non-core divestiture, multiple joint ventures and acquisitions, new headquarters, direct international expansion, and intensive research and development for new product launches.”

Transaction closing is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions.

Robert W. Baird & Co. served as Halyard’s exclusive financial advisor and Alston & Bird LLP served as outside legal counsel for Halyard in connection with this transaction.

Houlihan Lokey, Inc. served as Corpak’s financial advisor and Kirkland & Ellis LLP served as legal counsel in connection with this transaction.

About Halyard Health

Halyard Health, Inc. (NYSE: HYH) is a medical technology company focused on preventing infection, eliminating pain and speeding recovery for healthcare providers and their patients. Headquartered in Alpharetta, Georgia, Halyard is committed to addressing some of today’s most important healthcare needs, such as preventing healthcare-associated infections and reducing the use of narcotics while helping patients move from surgery to recovery. Halyard’s business segments – Surgical and Infection Prevention and Medical Devices – develop, manufacture and market clinically superior solutions that improve medical outcomes and business performance in more than 100 countries. For more information, visit www.halyardhealth.com.

About Linden Capital Partners

Linden Capital Partners is a Chicago-based private equity firm focused exclusively on leveraged buyouts in the healthcare and life sciences industries. Linden’s strategy is based upon three elements: (i) healthcare and life science industry specialization, (ii) integrated private equity and operating expertise, and (iii) strategic relationships with large corporations. Linden invests in middle market platforms in the medical products, specialty distribution, pharmaceutical, and services segments of healthcare. For more information, visit www.lindenllc.com.

Forward-Looking Statements

This press release contains information that includes or is based on “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the current plans and expectations of management and are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may”, “believe”, “will”, “expect”, “project”, “ estimate”, “anticipate”, “plan”, or “continue” and similar expressions, among others. Such statements include expected accretion and other financial and operational impacts of the acquisition of Corpak. Factors that may cause actual results to differ materially from the anticipated results expressed in such forward looking statements include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the impact of investigative and legal proceedings and compliance risks; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; and changes in the competitive environment. Additional information concerning these and other factors that may impact future results is contained in our filings with the U.S. Securities and Exchange Commission, including our most recent Form 10-K and Quarterly Reports on Form 10-Q.

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For further information: Investor Contact: Dave Crawford, Halyard Health, Inc., 470-448-5177, Investor.Relations@HYH.com; Media Contact: Kristen Perry, MSLGROUP, 781-684-0770, Corp_hyh@mslgroup.com